Exhibit 10.37

November 18, 2008

The Employment Agreement dated October 7, 2005 between Joe Scalzo and us is hereby amended as follows:

The section of the Employment Agreement entitled “Severance” is hereby deleted and replaced with the following:

As an Executive Officer, you will also be eligible for benefits under the Dean Foods Company Executive Severance Plan (“Severance Plan”). In summary, according to the Severance Plan, if your employment is terminated at any time as a result of a “qualifying termination,” meaning your voluntary termination for good reason, or your involuntary termination without cause, all as defined in the Severance Plan, you will receive payment of all base salary accrued through the date of termination, prior year’s bonus to the extent earned but not paid, target bonus through the date of termination and all unused vacation/PTO. In addition, you will be eligible to receive a severance payment equivalent to two years of your base salary and target bonuses, less lawful deductions. You will also receive a lump sum cash payment for the “in the money” value of all options, and the fair market value of all RSUs, that would vest over the 24 month period following the termination date. You will be required to execute a release of all claims and such other agreements as the Company may deem necessary or appropriate in order to receive such severance pay. The actual terms of the Severance Plan will govern your rights to severance and not this letter.